YRC WORLDWIDE Second QUARTER 2019 EARNINGS CONFERENCE CALL Exhibit 99.2

Consolidated

Continue to de-risk the balance sheet. Funded Debt to Adjusted EBITDA ratio down 1.45 turns. Note: Funded debt balances based on par value Leverage ratio

YRCW’s credit ratings as of June 30, 2019: Standard & Poor’s Corporate Family Rating was B- with Stable outlook YRCW’s credit ratings as of July 25, 2019: Moody’s Investor Service Corporate Family Rating was B2 with Stable outlook Credit facility covenants 3.12x LTM as of 2Q 2019

KEY SEGMENT INFORMATION (a) Percent change based on unrounded figures and not the rounded figures presented

KEY SEGMENT INFORMATION (a) Percent change based on unrounded figures and not the rounded figures presented With the enhanced focus of service and product expansion and the launch of HNRY Logistics in late 2018, our increase in shipments over 10,000 pounds is growing, impacting the year-over-year revenue per hundredweight metrics that we have historically presented for YRC Freight, which includes the results of operations for HNRY Logistics. Therefore, the Company has updated its presentation of operating metrics to separately present less-than-truckload (LTL) operating statistics, which represents shipments less than 10,000 pounds. Shipments greater than 10,000 pounds are primarily transported using third-party purchased transportation.

(a) Certain reclassifications have been made to prior years to conform to current year presentation (b) Certain property gains are added back in the calculation of Adjusted EBITDA pursuant to the Term Loan Agreement which permits gains from the sale of excess property with continuing operations. (c) As required under our Term Loan Agreement, Other, net, shown above consists of the impact of certain items to be included in Adjusted EBITDA ($ in millions) Ebitda reconciliation (consolidated)

($ in millions) EBitda reconciliation (segment) (a) Certain reclassifications have been made to prior years to conform to current year presentation (b) Certain property gains are added back in the calculation of Adjusted EBITDA pursuant to the Term Loan Agreement which permits gains from the sale of excess property with continuing operations. (c) As required under our Term Loan Agreement, Other, net, shown above consists of the impact of certain items to be included in Adjusted EBITDA